Exhibit 99.1

Smart Balance Announces Executive Appointments

Organization evolves to focus on growth agenda

Inducement grants approved for new hires

Paramus, N.J. (January 9, 2008) – Smart Balance Inc. (NasdaqGM: SMBL) announced several executive appointments today. Bob Gluck, formerly the Company’s chief financial officer, has been named to the new position of chief operating officer. He will continue to serve as vice chairman of the board of directors. Alan Gever, formerly vice president financial planning and analysis, has been named executive vice president and chief financial officer, replacing Gluck.

“I am pleased that Bob and Al are taking on new roles as we need the division of labor to accomplish our aggressive growth agenda.” said Steve Hughes, Smart Balance Inc. chairman and chief executive officer. “Bob’s contributions in making the acquisition a reality and managing the business have been immeasurable, while Al has worked tirelessly to help transform our business into a public company since he started last June.”

The responsibilities of Hughes, Gluck and Gever have changed to reflect the focus on growth opportunities. Hughes will focus on U. S. retail sales, marketing and product development; Gluck will concentrate on operations, non-retail channels, international, and business development; and Gever will manage finance, systems, and investor relations. Reporting relationships will remain the same as Gluck will continue to report to Hughes, and Gever will continue to report to Gluck.

In addition, the Company announced the appointments of Norman Matar as executive vice president, general counsel and corporate secretary, and John Mintz as vice president of finance and investor relations. Matar will report to Gluck, while Mintz will report to Gever.

“These two additions reflect our efforts to expand the management depth at Smart Balance. Norm has been with us all along as our outside counsel and was a great asset during and after the acquisition process. I am delighted that he is now part of our management team,” Hughes remarked. “John brings his many years of experience in finance and the food industry, which will help to gain visibility among investors interested in compelling opportunities in the food and beverage arena.”

Gluck was part of the original Boulder Specialty Products IPO team in December, 2005, and was the lead on the acquisition of the Smart Balance business. Prior to that, Gluck spent more than 20 years with Bestfoods/CPC International, followed by four years with Unilever United States, Inc., in executive level positions focused on operations, finance and business development.

Gever is the former chief financial officer and general manager of the Nabisco Refrigerated Foods Group, which consisted of consumer branded margarine and egg substitute products. Also while at Nabisco, he was named the company’s first vice president of global procurement, responsible for the purchase and optimization of over $4.5 billion of goods and services worldwide. Gever has extensive leadership experience in achieving revenue, profit and business growth objectives within start-up, turnaround and Fortune 500 companies. He received his bachelor’s degree in business management from Seton Hall University in New Jersey.

Matar comes to Smart Balance with nearly 30 years of experience in private practice, the last 20 with Davis & Kuelthau, S.C., where he has been on the board for 12 years. Matar has extensive expertise handling all aspects of corporate legal work with both public and private companies. He played a key role as lead legal counsel in the development of Miller Park in Milwaukee. Matar attended Marquette University where he received his bachelor’s and doctorate of jurisprudence degrees.

Mintz has more than 30 years of experience in finance, operations, strategy, and investor relations. He spent the last 24 years working for food industry giants, Nabisco and Kraft Foods. Mintz received his bachelor’s degree in accounting from Upsala College and his Master of Business Administration degree at the Rutgers University Graduate School of Management.

Inducement Grants:

The Company announced today that its independent compensation committee, at a meeting held on January 4, 2008, has approved inducement stock option grants of up to 1,375,000 shares of common stock to be given to new employees, outside of the Company’s Stock and Awards Plan. The stock option grants meet the “employee inducement” exception to NASDAQ

Marketplace Rule 4350 requiring shareholder approval of equity-based incentive plans.

The Company has identified a need in 2008 for approximately ten new employees in areas such as sales, marketing, finance, quality assurance and control, and legal. Inducement options will be granted to those new employees once they join the Company.

Of the 1,375,000 approved inducement stock options grants, the Company issued to Matar inducement stock options to purchase 600,000 shares of common stock with an exercise price of $9.58 per share, which is the last sale price of common stock on January 7, 2008, the date of the option grant and Matar’s first date of employment with the Company. Fifty percent of the options vest quarterly in arrears over a four year period. Twenty-five percent of the options vest when the closing stock price is at least $16.75 per share for twenty out of thirty trading days. The remaining 25% vest when the closing price is at least $20.25 per share for twenty out of thirty trading days. All of the options are subject to accelerated vesting in the event of death, disability, or after a “change of control.”

About Smart Balance Inc.

Smart Balance Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol. The company’s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Cream Cheese, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese. Smart Balance Inc. is one of the five fastest growing food companies in the United States, according to Nielsen sales figures. For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

###

Media Contact:	Investor Contact:

Nicole Atkinson	John Mintz
natkinson@hillmanpr.com	investor@smartbalance.com
Sandy Hillman Communications	Smart Balance Inc.
443-683-0922	201-568-9300 (ext. 127)